EXHIBIT 7.1


7.1   Explanation of ratio calculations

  Other financial data - statutory basis

                                                                                       3 months
                                                                     Year ended           ended
                                                                    31 December       31 December      Year ended 30 September
                                                                --------------------                ---------------------------
                                                                   2001      2000           1999      1999      1998      1997
                                                                   ----      ----           ----      ----      ----      ----
  Other financial data in accordance with UK GAAP:
  Earnings per ordinary share - pence                              67.6         67.8         28.5      87.8      73.4      55.4
  Diluted earnings per ordinary share - pence (1)                  66.3         67.1         28.0      86.6      72.4      54.8
  Dividends per ordinary share - pence                             38.0         33.0            -      28.5      24.6      21.4
  Dividend payout ratio                                            58.1%        55.4%           -      32.7%     33.8%     39.2%
  Average total assets -(pound)m                                350,188      269,060       88,419    84,457    74,640    65,922
  Average ordinary shareholders' equity -(pound)m                21,190       16,040        2,976     2,426     2,276     2,058
  Average tangible equity -(pound)m                               8,584        6,071        2,758     2,410     2,276     2,058
  Weighted average number of ordinary shares in issue during the period
    - millions                                                    2,762        2,348          892       884       868       825
  Number of ordinary shares outstanding at period end - millions  2,860        2,678          892       892       876       856
  Share price per ordinary share at period end -(pound)(2)        16.72        15.82        10.98     13.03      6.70      6.90
  Market capitalisation at period end -(pound)bn                   47.8         42.4          9.8      11.6       5.9       5.9
  Net asset value per ordinary share -(pound)                      7.83         7.12         3.46      3.20      2.42      2.68
  Return on average total assets (3)                               0.53%        0.59%        1.15%     0.92%     0.85%     0.69%
  Return on average ordinary shareholders' equity (4)               8.8%         9.9%        34.1%     32.0%     28.0%     22.2%
  Return on average tangible equity (5)                            41.1%        39.5%        38.6%     32.1%     28.0%     22.2%
  Average shareholders' equity as a percentage of average total
      assets                                                        7.4%         7.2%         4.9%      4.2%      4.1%      4.4%
  Risk asset ratio
    Tier 1                                                          7.1%         6.9%         7.7%      8.1%      6.6%      6.8%
    Total                                                          11.5%        11.5%        11.2%     12.1%     11.2%     11.6%
  Ratio of earnings to combined fixed charges,  preference
    share dividends and perpetual regulatory securities
    interest (6)
    Including interest on deposits                                 1.49         1.32          1.46     1.33      1.26      1.26
    Excluding interest on deposits                                 4.45         3.49          4.77     3.99      3.81      3.54
  Ratio of earnings to fixed charges only (6)
    Including interest on deposits                                 1.56         1.37          1.52     1.37      1.29      1.29
    Excluding interest on deposits                                 6.72         4.81          6.63     5.06      4.84      4.73

  Other financial data in accordance with US GAAP:

  Basic earnings per ordinary share - pence                        74.7         89.5          26.8     76.7      62.2      61.4
  Diluted earnings per ordinary share - pence (1)                  73.2         88.5          26.4     75.7      61.3      60.6
  Dividends per ordinary share - pence                             34.5         29.8             -     25.7      22.3      19.4
  Dividend payout ratio                                            45.7%        20.6%            -     33.5%     35.9%     31.6%
  Average total assets -(pound)m                                361,319      271,610        90,130   86,406    76,399    67,206
  Average ordinary shareholders' equity -(pound)m                23,362       17,519         3,779    3,401     3,062     2,399
  Return on average total assets (3)                               0.57%        0.77%         0.27%    0.78%     0.71%     0.75%
  Return on average ordinary shareholders' equity (4)               8.8%        12.0%          6.3%    19.9%     14.0%     15.5%
  Average shareholders' equity as a percentage of average total
    assets                                                          7.7%         7.7%          5.7%     5.2%      5.0%      4.8%
  Ratio of earnings to combined fixed charges,  preference
    share dividends and perpetual regulatory securities
    interest (6)
    Including interest on deposits                                 1.51         1.41          1.45     1.31      1.24      1.28
    Excluding interest on deposits                                 4.63         4.19          4.65     3.73      3.58      3.77
  Ratio of earnings to fixed charges only (6)
    Including interest on deposits                                 1.59         1.46          1.50     1.34      1.26      1.31
    Excluding interest on deposits                                 6.98         5.77          6.46     4.73      4.55      5.04

Notes:

(1) Convertible preference shares totalling (pound)800 million, (euro)750 million and $1,900 million have not been included in the computation of diluted earnings per share as their effect is anti-dilutive. Interest payments on the perpetual regulatory securities may be settled by the issue of ordinary shares at the option of the Company and have not been included in the computation of diluted earnings per share as their effect is also anti-dilutive.
(2) The share prices at 31 December 1999, 30 September 1999, 30 September 1998 and 30 September 1997 have not been adjusted for the bonus issue, in July 2000, of Additional Value Shares in connection with the acquisition of NatWest.
(3) Return on average total assets represents net income available to ordinary shareholders as a percentage of average total assets.
(4) Return on average ordinary shareholders' equity represents net income available to ordinary shareholders expressed as a percentage of average ordinary shareholders' equity, excluding non-equity shareholders' funds.
(5) Return on average tangible equity represents net income available for ordinary shareholders, after adjusting for integration costs and goodwill amortisation, expressed as a percentage of average ordinary shareholders' equity, excluding non-equity shareholders' funds, and assuming intangible fixed assets have been written off.
(6) For this purpose, earnings consist of income before taxes and minority interests, plus fixed charges less the unremitted income of associated undertakings (share of profits less dividends received). Fixed charges consist of total interest expense, including or excluding interest on deposits, as appropriate, and the proportion of rental expense deemed representative of the interest factor (one third of total rental expenses).